U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 24, 2010

CITY CAPITAL CORPORATION

(Exact Name of Company as Specified in Its Charter)

Nevada	33-5902	22-2774460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5816 Corporate Avenue, Suite 120, Cypress, CA	90630
(Address of Principal Executive Offices	(Zip Code)

Company’s telephone number, including area code:   (206) 202-4147

Copies to:

Darrin M. Ocasio, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

3100 Smoke Tree Court, Raleigh, NC  27604

  (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[  ]

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2010, Wendy J. Connor tendered her resignation, effective October 31, 2010,  as a director and Chief Operations Officer of City Capital Corporation (the “Company”). Mrs. Connor’s resignation was not the result of any disagreements with the Company regarding its operations, policies, or practices.

On October 22, 2010, Ephren W. Taylor resigned as a Chief Executive Officer and Chairman of the Company. Mr. Taylor’s resignation was not the result of any disagreements with the Company regarding its operations, policies, or practices.

On October 22, 2010, Jeffery M. Smuda was elected a Chairman and Chief Executive Officer of the Company.

Mr. Smuda is an expert in restructuring companies to profitability.   He possesses over 25 years experience as a procurement specialist accomplished in the disciplines of materials management, inventory management, systems development and process improvements.  He has held senior management positions in the domestic and international supply chain sectors, including retail, industrial distribution, manufacturing, design-build custom engineering and mail order.  Mr. Smuda has developed two Free Trade Zones and numerous Bonded warehouses throughout North America to facilitate time efficiencies and product cost reductions in managing a global supply chain.  For the past five years Mr. Smuda has served as president, and served on the Board of Directors of several public companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

City Capital Corporation

Dated: October 22, 2010

By: /s/  Ephren W. Taylor II

Ephren W. Taylor II

Chief Executive Officer